EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

October 22, 2003

Pervasive Software Inc.

12365 Riata Trace Parkway

Bldg. B

Austin, Texas 78727

Re:	Registration of 5,000,000 shares of Common Stock, par value $.01 per share, of Pervasive Software Inc.

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on September 23, 2003, as amended, of 5,000,000 shares of Common Stock, par value $.001 per share, of Pervasive Software Inc.(“Pervasive”) (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, par value $0.001 per share (the “Shares”). As your counsel in connection with this transaction and the merger of Data Junction Corporation (“Company”) with and into Ramal Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Pervasive (the “Merger”), we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

In connection with this opinion, we have examined and are familiar with the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Joint Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach or amendment thereof and (ii) the continuing truth and accuracy at all relevant times of the statements, representations and warranties made by the Company, Merger Sub and Pervasive in the Merger Agreement or the Joint Proxy Statement/Prospectus.

It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

Pervasive Software Inc.

October 22, 2003

We consent to the use of this Opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation